UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 15, 2015

REVETT MINING COMPANY, INC.
(Exact name of small business issuer in its charter)

Delaware	46-4577805
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 12, 2015, the stockholders of Revett Mining Company, Inc. (“Revett”, the “Company” or the “registrant”) approved an Agreement and Plan of Merger, dated as of March 26, 2015, as amended (the “Merger Agreement”), by and among the Company, Hecla Mining Company, a Delaware corporation (“Hecla”), and RHL Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Hecla (“Merger Sub”). On June 15, 2015, pursuant to the Merger Agreement, Merger Sub was merged with and into Revett. Upon the completion of the Merger, Revett became a wholly-owned subsidiary of Hecla.

At the effective time and as a result of the Merger, each outstanding share of common stock of Revett (other than shares owned by Revett, Hecla or Merger Sub, which will be cancelled) were converted into the right to receive 0.1622 of a share of common stock of Hecla, with cash to be paid in lieu of fractional shares.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the merger, the Company notified the NYSE MKT and the Toronto Stock Exchange on June 15, 2015 that the merger had been approved by the Company’s stockholders. Revett’s shares are expected to be delisted from the Toronto Stock Exchange with effect from the close of trading on or about June 17, 2015, and the NYSE MKT is expected to suspend trading in Revett shares on June 16, 2015. The NYSE MKT will file a delisting application on Form 25 with the Securities and Exchange Commission (the “SEC”) to report that the shares of the Company’s common stock are no longer listed on NYSE MKT.

Item 3.03 Material Modification to Rights of Security Holders.

At the effective time and as a result of the Merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive 0.1622 of a share of common stock of Hecla, with cash to be paid in lieu of fractional shares.

Item 5.01 Changes in Control of Registrant.

Upon the closing of the merger, a change in control of the Company occurred, and the Company now is a wholly owned subsidiary of Hecla, as described in Item 2.01 of this Current Report on Form 8-K. At the effective time and as a result of the Merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger was converted into 0.1622 of a share of common stock of Hecla, with cash to be paid in lieu of fractional shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, each of John G. Shanahan, Larry M. Okada, Timothy R. Lindsey, Albert F. Appleton and John B. McCombie resigned his respective position as a member of the board of directors of the Company and any committee of the board, effective as of the closing of the merger.

In connection with the Merger, each of John G. Shanahan, Kenneth Eickerman, Doug Stiles and Monique Hayes resigned from their respective positions as officers of the Company, effective as of the closing of the merger.

Item 8.01 Termination of the Company’s Equity Incentive Plan

In connection with the Merger, the board of directors of the Company terminated the Revett Mining Company, Inc. Equity Incentive Plan (formerly known as the Revett Minerals Inc. Equity Incentive Plan (the “Plan”), which was adopted by the Company’s stock holders on June 19, 2007 and amended on June 16, 2009. All options outstanding under the Plan were cancelled, in accordance with sections 8.1 and 9.1 of the Plan, effective as of the closing of the merger.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Title

2.1
Agreement and Plan of Merger, dated as of March 26, 2015, by and among Revett Mining Company, Hecla Mining Company, a Delaware corporation and RHL Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Hecla. Previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-k filed on March 27, 2015 and incorporated herein by reference.

2.2
Amendment No. 1 to Agreement and Plan of Merger, dated May 5, 2015 by and among Revett Mining Company, Inc., Hecla Mining Company, a Delaware corporation and RHL Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Hecla.

99.1	News Release, dated June 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINING COMPANY, INC.

Date:	June 16, 2015	By:	/s/ John Shanahan
John Shanahan
President and Chief Executive Officer